Exhibit 10.5

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (this “Agreement”) is effective as of the 30th day of March, 2007 (the “Effective Date”), by and between Baywood International, Inc., a Nevada corporation (“Customer”), and NHK Laboratories, Inc., a California corporation (“Supplier”).  In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	MANUFACTURE OF PRODUCTS; ORDERS; SHIPMENT

1.1    Manufacture of Products.  Supplier agrees to manufacture for, and to sell and deliver to, Customer, such number of the products described on Appendix A, as the same may be amended from time to time by mutual agreement (the “Products”), and having the product specifications for such Products set forth on Appendix B, as the same may be amended from time to time by mutual agreement (the “Product Specifications”), as Customer may order pursuant to this Agreement.  Customer shall have no obligation to order any Products.  Supplier shall manufacture, handle, package, label and ship the Products in strict conformity with (a) all applicable Product Specifications and (b) all applicable laws and regulations.  Subject to the terms and conditions of this Agreement, Supplier shall be Customer’s exclusive supplier of the Products.

1.2    Purchase Orders.  Customer shall order the Products by written purchase orders of Customer that shall specify (i) the quantity of the Products, (ii) the addresses to which the Products are to be delivered; and (iii) the shipment date for the Products.  Supplier shall accept all purchase orders that comply with the terms and conditions of this Agreement, and use commercially reasonable efforts to accept all other purchase orders.  All purchase orders and invoices for Products are subject to the terms and conditions of this Agreement, which terms and conditions shall supersede any and all conflicting terms and conditions on Customer’s order form in effect from time to time.  All orders by Customer shall be subject to Supplier's approval and acceptance, and no order shall be binding on Supplier until accepted in writing by a duly authorized officer or employee of Supplier.

1.3    Shipment.  All Products delivered by Supplier shall be suitably packed and labeled for shipment. All shipments shall be F.C.A (as defined in Incoterms 2000) Supplier’s facilities.  Customer may change the delivery address for the Products ordered, at any time prior to shipment of such Products at no additional charge, provided that Customer shall reimburse Supplier for any additional storage or freight costs incurred as a result of any such change.  No early shipment of Products is permitted without Customer’s consent. Supplier shall promptly notify Customer in writing describing any delay in Product delivery.  Once approved and accepted, orders may be cancelled in whole or in part or deliveries deferred by Customer only with the prior written consent of Supplier and only upon such terms as will reimburse Supplier for any loss in connection therewith.  Customer shall pay a reasonable charge for such cancellation or delay which shall cover the expense of any direct and indirect commitments Supplier has made to any third party, including any of its suppliers, and further providing a reasonable allowance for overhead and profit.

2.	PRICE AND PAYMENT; RIGHT TO MANUFACTURE

2.1    Price and Payment.  The unit prices for the Products shall be as set forth in the applicable purchase order, and shall be in U.S. dollars, inclusive of all costs associated with Supplier’s manufacture, packaging and shipment of the Products.  Supplier shall issue invoices to Customer no sooner than the shipment date for such Products, and Customer shall pay all such invoices within forty-five (45) days of receipt of the invoice or the applicable Products, whichever is later.  In the event that Supplier’s invoices to Customer are not paid when due, Customer agrees to pay an amount equal to 1.5% of the invoice(s) total for each month past the due date on which payment was due.  Customer further agree to pay reasonable attorney’s fees and costs incurred in connection with any legal action to collect any invoice(s) not paid when due in which Supplier is the successful party.

2.2    Right of Manufacture.  Subject to the terms of this Section 2.2, Customer agrees to purchase the Products exclusively from Supplier as long as Supplier is not in default under this Agreement.  If Customer receives an offer from a Qualifying Third-Party (as defined below) to provide any of the Products at a per-item cost lower than that currently offered by Supplier (a “Third Party Offer”), Supplier shall have the right to match the terms of such Third Party Offer for a period of ten (10) days from Supplier’s receipt of the terms of such Third Party Offer from Customer.  In the event Supplier agrees to match the Third Party Offer, Customer and Supplier shall enter into an amendment to this Agreement to conform to the terms of the Third Party Offer, except for such terms which are less favorable to Customer.  If Supplier does not agree to match the Third Party Offer, Customer shall be free to enter into an agreement with such Qualifying Third Party to purchase the Product or Products in quantities and at the prices contained in the Third Party Offer and on payment terms no less favorable than those in the Third Party Offer, and this Agreement shall remain in full force and effect as to any other Products and purchases.  For purposes of this Agreement, “Qualifying Third Party” shall mean a contract manufacturer registered with the U.S. Food and Drug Administration and holding GMP certification.

3.	WARRANTY, SERVICE AND TECHNICAL SUPPORT

3.1    Products Warranty.  Supplier hereby warrants and covenants that all Products, and all materials and components incorporated therein which are sourced or provided by Supplier, and supplied by Supplier under this Agreement shall:  (i) conform with all applicable Product Specifications and all applicable laws and regulations; (ii) be of good and merchantable quality, free from defects in materials and workmanship; (iii) be fit for their intended purposes; (iv) not be adulterated or misbranded in any way.  All Products covered by terms and conditions stated herein shall be subject to the standard manufacturing and commercial variations and practices of Supplier.  Products manufactured by Supplier may have permissible variations and deviations as stated in the USP24 and NF19 <1161> which states “…each unit shall be not less than 90% and not more than 110% of the theoretically calculated weight for each unit.”  Said permissible variations and/or deviations shall apply to net and gross weights of goods or products, and shall also apply to active ingredient potencies.  Supplier reserves the right to ship overages and underages of weight, length, size, and/or quantity in accordance with Suppliers’s standard practices, but not to exceed 10% of Customer’s original amount ordered under purchase order.  EXCEPT AS STATED IN THIS AGREEMENT, SUPPLIER IS PROVIDING NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCTS INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.  THIS SECTION 3 STATES THE ENTIRE LIABILITY OF SUPPLIER WITH RESPECT TO THE WARRANTY GIVEN HEREIN.

3.2           Inspection Period.  Within thirty (30) days from the date of receipt by Customer of any Products (the “Inspection Period”), Customer may reject and return to Supplier any Products which fail to meet the applicable Product Specifications (“Defective Products”), or all of a given lot of Products if the lot contains a statistically significant sample of Defective Products as determined by the application of the square root of lot size plus one sampling rule.  Unless otherwise agreed to in writing by Supplier, the Products covered hereunder may be inspected or tested by Customer only at the place of manufacture or at any qualified third party testing facility or at such other place or done in accordance with any reasonable conditions and rules specified by Supplier.  Customer further must notify Supplier of any claimed rejection of Products so tested by any reseller of Customer within ten (10) calendar days after their receipt of such reseller’s claim by Customer.  All analytical and/or physical test protocols must adhere to standards established by the United States Pharmacoepia 24 (hereinafter referred to as “USP24”) or higher, National Formulary 19 (hereinafter referred to as “NF19”) or higher and/or another standard which is agreed to in writing by Supplier.  Thereafter, Customer shall be deemed to have waived and further to be prohibited from asserting any rejection or seeking the return of any such goods or products.

3.3           Replacement of Defective Products by Supplier.  In the case of such rejection during the Inspection Period, Supplier shall, at Customer’s option: (i) replace the Defective Products with new Products and ship the replacement Products to Customer, at Supplier’s expense, as soon as reasonably practicable following Supplier’s receipt of the Defective Products; or (ii) provide a full refund to Customer for such Defective Products.  All replacement Products furnished by Supplier pursuant to this Section 3.3 shall be at no charge to Customer, and Supplier shall bear, or promptly credit or reimburse Customer for, all shipping costs in connection therewith.  In addition to the foregoing, Supplier shall, at its sole expense, perform and complete a Root Cause Analysis within thirty (30) days after such Defective Products are identified.  Upon completion of each Root Cause Analysis, Supplier shall promptly implement a corrective action plan to prevent further Defective Products and shall communicate to Customer, in writing, the results of the Root Cause Analysis and the corresponding corrective action plan.

3.4    Warranty Claim Disputes.  If Supplier determines that a Product returned, pursuant to Section 3.2 hereof is not a Defective Product, Supplier may notify Customer in writing of such determination (a “Warranty Claim Dispute”); provided, however, that a Warranty Claim Dispute must be received by Customer no later than thirty (30) days after the earlier of Supplier’s receipt of the returned Product or warranty claim report.  Each Warranty Claim Dispute shall contain all information necessary for Customer to evaluate its validity.  Warranty Claim Disputes containing insufficient information may be rejected by Customer.  Within thirty (30) days of receipt of a Warranty Claim Dispute, Customer shall evaluate the validity of the Warranty Claim Dispute, and shall accept or reject the Warranty Claim Dispute by written notice to Supplier.  If Customer accepts a Warranty Claim Dispute, Customer shall promptly reimburse Supplier for the costs (if any) of the replacements and related shipping costs incurred by Supplier in connection with the Product subject to the Warranty Claims Dispute.  If Customer rejects a Warranty Claim Dispute, Customer shall have the right to refer the Warranty Claim Dispute to an independent party for testing.  The decision of the independent party shall be final and binding.  The cost of testing will be borne by the party whose contention is not upheld by the independent party.  A Warranty Claim Dispute shall not relieve Supplier of its obligations under Sections 3.1 and 3.3 hereof.  The procedures for Warranty Claim Disputes shall also apply in the event of a recall by Customer.

3.5           RMA Procedure.  All Defective Products returned to Supplier by Customer in accordance with this Agreement shall  include a Return Merchandise Authorization Number (a “RMA Number”) on the outside packaging of such returned Defective Product.  Supplier shall issue RMA Numbers upon request from Customer.  Supplier shall provide Customer with a designated telephone number for the purpose of providing RMA Numbers.

4.
TERM AND TERMINATION This Agreement shall commence on the Effective Date and continue for an initial term of three (3) years.  This Agreement shall automatically renew for two (2) additional one (1) year terms, unless a party provides the other party notice of its intent to terminate this Agreement at least three (3) months prior to the end of the then current term.  Either party may, at its option, terminate this Agreement, if the other party has breached any provision of this Agreement and has failed to cure such breach within thirty (30) days of delivery of written notice describing the breach.  Notwithstanding the foregoing, either party may terminate this Agreement, without opportunity to cure, if the other party files for bankruptcy or similar action or is in breach of its confidentiality obligations hereunder.  Termination of this Agreement, for whatever reason, shall not affect the obligations of either party that exist as of the date of expiration or termination.  Upon termination of this Agreement for any reason other than the default of Supplier, unless Customer purchases all of the Products on order, either finished or in progress, all costs incurred by Supplier with respect to such orders in process which Supplier cannot resell to its other customers (including without limitation shipping and delivery costs, packaging, label design, and cost of raw, work-in-process and finished product with respect to the Product) shall be borne by Customer.

5.
REPRESENTATIONS AND WARRANTIES  Each party represents and warrants to the other party that (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof and (ii) this Agreement is legally binding upon it, enforceable in accordance with its terms.

6.	CONFIDENTIALITY

a.
Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects, which is confidential, trade secret or proprietary to the disclosing party or any third party that has furnished it to the disclosing party.  The parties agree during the term of this Agreement and all times thereafter to use the Confidential Information of the disclosing party only for its performance under this Agreement, and to not to use the Confidential Information for any other purpose.  Each party shall take at least the same degree of care that it uses to protect its own most highly confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality of the Confidential Information of the disclosing party.

b.
Exclusions.  The foregoing obligations in Section 5.1 shall not apply to any Confidential Information to the extent the party receiving such Confidential Information can prove such Confidential Information:  (i) was publicly known prior to the time of disclosure by the disclosing party; (ii) becomes publicly known through no act or omission of the receiving party; (iii) was rightfully known by the receiving party, without restriction, prior to the time of first disclosure by the disclosing party; (iv) was independently developed by the receiving party without the use of the Confidential Information; or (v) was rightfully obtained by receiving party, without restriction, from a third party who has the right to make such disclosure and without breach of any duty of confidentiality to the disclosing party.  In addition, a party receiving Confidential Information may disclose such Confidential Information to the extent such party is required by law to disclose such Confidential Information.

7.
INDEMNIFICATION. Supplier shall indemnify, hold harmless and defend Customer, its successors and assigns, and their respective officers, directors, employees and agents, from any and all claims, losses, liabilities, damages, judgments, penalties, settlements, expenses and costs, including without limitation reasonable attorneys fees, professional fees and court costs brought by third parties arising out of or related to (i) Supplier’s negligence, willful misconduct or omission or breach of this Agreement, and the warranties contained herein, and (ii) the infringement or alleged infringement by any of the Products of the intellectual property rights of a third party.  Customer shall promptly notify Supplier of any claims.  Supplier shall not settle any claims without the prior written approval of Customer, which approval shall not be unreasonably withheld or delayed.  Customer shall have the right, but not the obligation, to participate in the defense of any claim at its sole expense through counsel of its choosing without forfeiting, reducing or otherwise affecting Customer’s right to indemnification hereunder.  Without limiting the generality of the foregoing indemnity, in the event any Product is held to have infringed the intellectual property rights of any third party, or Supplier is prevented from delivering such Product to Customer as a result of a claim of such infringement, then Supplier, as promptly as possible, will either (a) take such action as is necessary to make the Product non-infringing, or (b) substitute a comparable, non-infringing Product acceptable to Customer, failing which Customer shall no longer have any obligation under this Agreement to purchase the infringing Product from Supplier.

8.
LIMITATION OF LIABILITY.  NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT HOWEVER ARISING, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  Except for liability arising from Supplier’s breach of its obligations under Section 7(ii), neither party’s liability arising out of or relating to this Agreement shall exceed the aggregate amounts payable to Supplier by Customer under this Agreement.

9.
TITLE AND OWNERSHIP OF PRODUCTS.  Supplier owns and shall continue to at all times own title to: (i) all formulas, recipes, other proprietary information and specifications, and all intellectual property rights, relating to the Products, (ii) the brand name of the Products (except for those of which are Customer trademarks), and (iii) the label design and all associated intellectual property rights (other than any Customer trademarks).  Supplier may, at any time, sell products with formulas, recipes and specifications similar to or exactly like the Products to other Supplier customers.

10.	GENERAL PROVISIONS

a.
Integration / Modification.  This Agreement and the appendices hereto are both a final expression of the parties’ Agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.  This Agreement may be modified or supplemented only in a writing signed by all parties hereto.

b.
Relationship Between the Parties.  The relationship of the parties shall be that of independent contractors.  Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between Customer and Supplier.

c.
Insurance.  Supplier shall obtain and keep in force a commercial general liability policy with coverage amounts not less than $2,000,000.  Supplier shall name Customer as an additional insured on such policy or policies of insurance.  Supplier shall, prior to the Effective Date of this Agreement, deliver to Customer and thereafter keep current valid certificates of insurance or copies of insurance binder evidencing the existence and amounts of the required insurance.

d.
Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.

e.
Remedies.  Except as otherwise expressly provided herein, no remedy in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law, equity or otherwise.

f.
Assignment.  Customer shall have the right to assign this Agreement without the consent of Supplier.  Supplier may not assign this Agreement without Customer’s consent.  Any assignment, delegation or transfer, or attempt at the same, in violation of the foregoing shall be void and without effect.

g.	No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

h.
Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

i.
Notices.  Any notice to be given under this Agreement shall be in writing and shall be presumptively deemed given (i) when personally delivered; (ii) when sent by facsimile, with confirmation of receipt; (iii) one (1) day after having been sent by commercial overnight courier with written verification of receipt; or (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, proper postage prepaid.  All such notices shall be addressed to the receiving party at the address or addresses set forth below or at such other addresses as either party may specify from time to time by written notice in accordance herewith.

If to Supplier, notices must be addressed to:	With a copy to:

NHK Laboratories, Inc.	Olsen Kim & Braker LLP
12230 E. Florence Ave.	12424 Wilshire Blvd., Suite 1120
Santa Fe Springs, CA 90670-3806	Los Angeles, CA 90025
Attention: Shafiel Ahmed	Attention: Jeffrey L. Braker, Esq.
Fax: (562) 204-0683	Fax: (310) 826-8411

If to Customer, notices must be addressed to:	With a copy to:

Baywood International, Inc.	Meltzer, Lippe, Goldstein & Breitstone, LLP
14950 North 83rd Place, Suite 1	190 Willis Avenue
Scottsdale, AZ 85260	Mineola, NY 11501
Attention: Neil Reithinger, President & C.E.O.	Attention: David I. Schaffer, Esq.
Fax: (480) 483-2168	Fax: (516) 747-0653

j.
Force Majeure.  Neither party shall be liable for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including without limitation Acts of God, fire, flood, earthquake or other natural forces, war, civil unrest, actions or decrees of governmental bodies, accident, casualty, freight embargoes.

k.
Choice of Law, Forum and Jurisdiction.  THIS AGREEMENT IS MADE WITHIN THE STATE OF CALIFORNIA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.  THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.  THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:  (i) AGREE THAT ANY AND ALL ACTIONS, SUITS OR OTHER LEGAL PROCEEDINGS, WHETHER OR NOT ARISING UNDER THIS AGREEMENT AND REGARDLESS OF THE LEGAL THEORY UPON WHICH THE CLAIMS ARE BASED, MAY BE BROUGHT AGAINST THE OTHER PARTY ONLY IN THE COURTS OF THE STATE CALIFORNIA FOR THE COUNTY OF ORANGE OR THE SOUTHERN DIVISION OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING; (ii) AGREE THAT SERVICE OF PROCESS IN ANY SUCH LEGAL PROCEEDING SHALL BE EFFECTED IN ACCORDANCE WITH THE STATUTES OF CALIFORNIA AND THE UNITED STATES, AS APPROPRIATE; AND (iii) WAIVE ANY OBJECTION EITHER PARTY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LEGAL PROCEEDING IN SUCH COURTS.

l.
Jury Waiver.  TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BETWEEN THEM, WHETHER OR NOT ARISING UNDER THIS AGREEMENT, AND REGARDLESS OF THE LEGAL THEORY UPON WHICH THE CLAIMS ARE BASED.

m.
Attorney Fees.  In the event any litigation or other proceeding is brought by either party arising out of or relating to this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all reasonable costs, attorney fees, professional fees and other expenses incurred by such prevailing party in such litigation or proceeding.

n.
Ambiguities.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, regardless of which party may be deemed to have caused the ambiguity or uncertainty to exist.

o.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document and all of which together shall be deemed one instrument.

p.
Further Assurances.  Each party to this Agreement shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

q.
Survival.  In addition to any term which expressly provides for survival beyond the term hereof, Sections 2.1 (to the extent applicable), 3, 5, 6, 7, 8, 10(k) and 10(l) shall survive expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the date first set forth above.

Baywood International, Inc.		NHK Laboratories, Inc.

By:	/s/ Neil Reithinger	By:	/s/ M. Amirul Karim

Name:	Neil Reithinger	Name:	M. Amirul Karim

Title:	President & C.E.O.	Title:	President

APPENDIX A
PRODUCTS

APPENDIX B
PRODUCT SPECIFICATIONS